August 17, 2010 STRATEGIC ALTERNATIVES DISCUSSION

2 TABLE OF CONTENTS Section I Summary of Recent Events Section II Market and Economic Update Section III VCG Holding History and Market Position Section IV Current Situation Assessment Section V Strategic Alternatives Appendix A Valuation Considerations

SUMMARY OF RECENT EVENTS Section I

TIMELINE OF KEY EVENTS SINCE NOVEMBER 2009 November 2009 VCGH receives non-binding letter of intent from Troy Lowrie to acquire all outstanding common stock for $2.10 per share in cash November 2009 Special Committee retains North Point to serve as its financial advisor December 2009 North Point begins broad marketing process February 2010 VCGH enters into letter of intent to merge with Rick's Cabaret March 2010 Letter of intent to merge with Rick's Cabaret extended April 2010 Letter of intent with Rick's expires April 2010 VCGH authorizes $1 million share repurchase plan July 2010 VCGH sells Fort Worth club to Rick's Cabaret in cash and stock transaction July 2010 VCGH acquires more than 500,000 shares of common stock under repurchase plan July 2010 VCGH receives new proposal from Troy Lowrie to acquire all outstanding common stock for $2.10 per share in cash There have been numerous key developments for VCGH since Tory Lowrie's initial acquisition proposal

2010 YEAR-TO-DATE KEY FINANCIAL UPDATE Consolidated same store sales have been slightly positive in 2010 Q1 grew 0.1% and Q2 grew 2.3% However, approximately half of the clubs have sales growth and approximately half have sales declines Year-to-date profitability has declined relative to the same period in 2009 EBITDA, adjusted for impairments and a contingent indemnification claim, decreased from $5.0M in 2009 to $3.9M in 2010 While there may exist other expenses that could merit consideration as adjustments, they are unlikely to ultimately indicate significant growth in VCGH's profit in both absolute dollars and margin The Company's long-term projected performance by club has not drastically changed since December 2009 Measured growth of 3% annually estimated for future years Some clubs have meaningfully underperformed beginning of year projections, such as the recently sold Fort Worth unit Limited visibility for likelihood of achieving 2010 projected EBITDA of $9.1M

ANNOTATED LTM SHARE PRICE CHART VCGH's share price has been significantly impacted since November 2009 due to various proposed transactions Letter of intent signed to merge with Rick's Letter of intent with Rick's expires Current buyout offer from Troy Lowrie for $2.10 Buyout offer from Troy Lowrie for $2.10

7 7 TRADING HISTOGRAM SINCE APRIL 1, 2010 Note: As of August 13, 2010.

OUTCOME OF FULL MARKETING PROCESS

- North Point executed an extensive process since December 2009 to perform a full market check of VCGH's sale prospects
  - Contacted 26 financial sponsors and 9 strategic groups
  - Received only one proposal from Rick's Cabaret

Submitted Proposal (1)

Strategic
- Rick's

Signed NDA / Received Datasite Access (2)

Strategic
- BSC Management
- Spearmint Rhino

Considered / Received Materials (9)

Strategic
- 4-Play
- Deja-Vu
- Hustler
- Vivid

Financial
- ESL Investments
- Highfields Capital
- Maverick Capital
- Pirate Capital / Doubloon Capital
- Third Point Management

Limited Response (14)

Financial
- Atticus Capital
- Bridger Management
- Cerberus Capital
- Farallon Partners
- GSO Capital Partners
- Newcastle Partners
- Perry Capital
- Sandell Asset Management
- Slater Capital Management
- Stark Investments
- Steel Partners
- Tremblant Capital Group
- Wexford Capital
- Zweig-DiMenna Associates

Passed (9)

Strategic
- Penthouse
- Playboy

Financial
- Glenview Capital
- Pershing Square Capital
- Centrecourt
- Dune Capital Management
- Spectrum Group Management
- Sterling Johnston Capital
- Trivium Capital Management

VCG HOLDING
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NORTH POINT ADVISORS MERGERS AND ACQUISITIONS

MARKET AND ECONOMIC UPDATE Section II

M&A ACTIVITY IS ON THE REBOUND

- Deal volume slowed in the first half of 2009 but is now beginning to return
  - Disney's acquisition of Marvel Comics for $4.0 billion
  - PepsiCo Inc.'s acquisition of Pepsi Bottling Group Inc. for $12.3 billion and PepsiAmericas Inc. for $4.6 billion
  - Suntory Holdings' acquisition of Orangina for ~$3.8 billion
  - Comcast Corporation's acquisition of NBC Universal for $13.8 billion
  - Kraft Foods Inc.'s acquisition of Cadbury plc for $22.3 billion
  - Apollo Management's announced acquisition of CKE Restaurants for $928 million
  - Lee Equity Partners' acquisition of Papa Murphy's International

- Private equity still has $500 billion in "dry powder" (an all-time high) to put to work and a limited timeframe in which to do it
  - Many groups have been "holding off" for over a year and a half

- A lack of quality assets in the consumer space is driving valuations higher

- The Papa Murphy's deal suggests that the market is returning in earnest
  - "The Papa Murphy's transaction shows that the deal environment appears to be stacked in the sellers' favor."

THE WALL STREET JOURNAL.

The M&A Market is Coming Back: Key Consumer Deals

U.S. Announced M&A Volume (in millions)


$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
$852
$1,181
$1,541
$1,560
$1,038
$796
$861
2004
2005
2006
2007
2008
2009
2010RR

Source: Dealogic, CapitalIQ.

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MERGERS AND ACQUISITIONS

THE RESTAURANT M&A MARKET HAS RE-OPENED Deal volume is building meaningful momentum after the "great recession" There are numerous private equity funds with continued interest in the restaurant space Market remains open for strong concepts with stable cash flows and well established market positions Public company stocks have recently experienced a rebound Helps to support confidence and a rebound in deal multiples Deals with a Tepid Reception in the Market Deals with a Mixed Reception in the Market Deal with a "Hot" Reception in the Market

LENDING ENVIRONMENT UPDATE "The lending world is getting a lot better everyday." Leverage multiples and pricing update 4.25x to 4.5x all-in leverage is achievable for the right situation 3.0x to 3.25x senior debt, likely at LIBOR plus 500 with 1.5% - 2.0% LIBOR floor 1.0x to 1.25x of mezzanine debt, probably in the range of 13% - 16% with cash / PIK breakdown dependent on cash flow Total adjusted debt to EBITDAR not to exceed 5.5x Significant competition exists among institutional players Primary restaurant finance lenders: Bank of America, GE, Wells Fargo Primary leverage finance lenders: Barclays, CSFB, Deutsche, Jefferies, JP Morgan Mezzanine finance market is incredibly competitive, with a very large number of participants Variables that affect pricing and leverage include Company health: Investment grade credit rating, strong management, and well defined growth strategy Franchise royalty streams are a positive QSR / Fast Casual is a positive Quality and reputation of the acquiring sponsor group will have an impact Size of all-in leverage matters because of the number of lending groups required Wingstop represents a strong comparable for debt consideration Lenders take CapEx requirements into consideration when determining appropriate leverage levels

RECENT POSITIVE ECONOMIC SIGNALS The recession has been declared over, but the recovery is taking longer than expected Since March 2009, all major US indices have made significant positive movements US GDP rose by 2.4% in Q2 2010, and is estimated to rise to 2.0% - 2.5% in the fourth quarter U.S. Public Market Performance: March 2009 to Present Source: Capital IQ

VCG HOLDING HISTORY AND MARKET POSITION Section III

ADULT NIGHTCLUB: INDUSTRY OVERVIEW The adult nightclub industry is large, fragmented and highly profitable It is estimated that there are 3,000 - 4,000 adult nightclubs in the United States, employing over 500,000 people The gentleman club segment is estimated to be a $15 billion industry and accounts for approximately 22% of the gross revenue in US adult entertainment Statistics compiled by ACE (Association of Club Executives) show that a gentlemen's clubs in different locations all generate high levels of sales A single gentlemen's club in a major metropolitan area averages between $10-20 million per year in gross revenues The number of major gentleman clubs nearly doubled between 1987 and 1992, by 1997 there were around 3,000 clubs The annual revenues of gentleman clubs range from $500,000 to $5 million The industry is comprised of a few dominant players and numerous "mom and pop" operations VCG Holding, Rick's Cabaret, and Deja Vu have large, nationwide footprints and compete with regional club chains and individually owned clubs in a city by city basis 22 Clubs 78 Clubs Leading Gentlemen's Club Brands

VCGH: ADULT NIGHTCLUB INDUSTRY LEADER VCG Holding Corp. is a growing and leading consolidator and operator of adult nightclubs in the United States Founded in 1989 and based in Lakewood, Colorado Unwavering commitment to high quality and customer service The company through its subsidiaries owns 19 adult nightclubs, operating under 8 brands Limited or no food service, no alcohol, except for B.Y.O.B, "all-nude" format C-Clubs Representative Clubs Adult Nightclubs Limited or no food service, alcohol served, "topless" format B-Clubs Representative Clubs Larger facilities, big-screen TV's, specialty acts, full menu and bar, VIP / specialty / cigar suites, "topless" format A-Clubs Representative Clubs

NATIONAL PRESENCE WITH SIGNIFICANT STRENGTH IN KEY MARKETS Anaheim Denver Colorado Springs Dallas Miami Raleigh Louisville Indianapolis St. Louis Minneapolis

VCGH ACQUISITION AND OPENING HISTORY Recent strategic focus at VCG has been on acquisitions of graying "mom and pop" operations

VCGH LEADING CLUB BRANDS Diamond Cabaret & Steakhouse The Penthouse Club Premium adult entertainment club located in downtown Denver Voted Best of Denver 2007 by Westword Strong SSS performance A cabaret featuring continuous entertainment in a rich, comfortable environment Over 150 entertainers Features the award winning Oscar's Steakhouse Fine dining experience Serves the finest select cuts of USDA prime beef Extensive wine list 2010E Revenue: $3.8 million 2010E EBITDA: $398,000 One of the most recognizable names in the adult entertainment industry Two locations: Colorado and Illinois Denver is the only Penthouse Club in the region The Penthouse Club offers a venue to relax in comfort and dine in elegance Luxurious decor and impressive lighting and sound system Personalized service while being entertained by some of the world's most beautiful women The only location in the world where "The Magazine Comes to Life" 2010E Revenue: $2.5 million 2010E EBITDA: $668,000

VCGH LEADING CLUB BRANDS PT's Schiek's Palace Royale The flagship brand of VCGH 10 Clubs operating under the PT's name Located in Denver, Indianapolis, Brooklyn (IL), Colorado Springs, Louisville, Centreville, Portland (ME), Miami, and Sauget A mixture of all-nude and topless Consistently rated as one of the top clubs in the regions where it is located PT's Showclub Denver 2010E Revenue: $3.4 million PT's Showclub Denver 2010E EBITDA: $910,000 One of a kind club that prides itself on being better than the competition: 400+ entertainers Fine dining, serving USDA Prime Beef, seafood and more Imported champagnes, wines, cigars and the finest select spirits Online reviews and community rate it as the top club in Minneapolis 2010E Revenue: $3.2 million 2010E EBITDA: ($85,000)

CURRENT SITUATION ASSESSMENT Section IV

CURRENT SITUATION SUMMARY History of excellence Became a public company in 2004 as a shell acquisition company VCG Holding Corp. has evolved into a premier diversified consolidator and operator of adult nightclubs in the United States Owns portfolio of Clubs consisting of some of the industries most recognizable brand names Declining financial performance Adjusted EBITDA dropped to $7.2 million in the LTM period ended June 30, 2010 Company growth has slowed, with projected EBITDA CAGR of only 3.5% over the next 4 years VCGH received a management buyout offer from Troy Lowrie, Chairman and CEO, originally in November and more recently in July 2010 Mr. Lowrie owns approximately 30%1 of outstanding common stock through his own personal holdings and in Lowrie Management Recapitalizing the Company Share repurchases and paydown of existing debt Sold Jaguar's Gold Club in Fort Worth to Rick's Cabaret $1 million in cash and also transferred to VCG Holding 467,497 shares of VCGH common stock that Rick's Cabaret had purchased on the open market over the past year (1) Combined ownership of Troy Lowrie and Lowrie Management as of June 30, 2010.

HISTORICAL AND PROJECTED FINANCIAL PERFORMANCE TRENDS Source: Company management and North Point estimates. Revenue and EBITDA figures pro forma for the sale of Golden club. Revenue: 2006 - 2015P (In millions) Adjusted EBITDA 2006 - 2015P (In millions) Number of Clubs: 2006 - 2015P EBITDA Margin 2006 - 2015P

VCGH IS HEAVILY LEVERED VCGH has consistently operated with leverage ratios greater than 3.0x Current Total Debt / EBITDA ratio for VCGH is 4.0x Debt / EBITDA has been trending up for the past four quarters The Company has total debt of $29 million VCGH Historical Debt / EBITDA Ratio Comparable Company Debt / EBITDA Ratio Source: Company filings

BALANCE SHEET SUMMARY (1) As of June 30, 2010 there were 16.3 million shares outstanding Source: Company management

SIGNIFICANT CHANGE OF CONTROL COSTS Total potential change of control costs could approach $41 million Should a change of control occur, the company would be responsible for $30.5 million of debt Source: Company management Update to come from T. Bradley

SIGNIFICANT CHANGE OF CONTROL COSTS (cont.) Should a change of control occur, the company would be responsible for $5.2 million of employment agreements Should a change of control occur, seven clubs could be lost, potentially jeopardizing $4.5 million in club-level EBITDA Represents 32.6% of total club-level EBITDA Source: Company management Update to come from T. Bradley

VCGH TRADING STATISTICS Source: Company filings and Capital IQ as of June 30, 2010.

INDEXED PRICE PERFORMANCE VS. INDUSTRY Source: Capital IQ as of August 13, 2010.

30 30 LTM TRADING HISTOGRAM Note: As of August12, 2010.

OWNERSHIP SUMMARY

STRATEGIC ALTERNATIVES Section V

SUMMARY OF STRATEGIC ALTERNATIVES Maintain Status Quo Negotiate Management Buyout Offer Complete Sale of the Company Strategic Financial Corporate Goals Shareholder Goals Strategic Acquisition(s) Recapitalization Large Cash Dividend Share Buyback Sale Leaseback Liquidation of Clubs/Assets

COMPARISON OF STRATEGIC ALTERNATIVES Alternative Provides Premium Short Term Liquidity Opportunity to Maintain Ownership Operational Flexibility Retaining and Incenting Management Maintain Status Quo Recapitalization Negotiate Management Buyout Offer Strategic Acquisitions Complete Sale of the Company Liquidation of Clubs/Assets Yes / Positive Maybe / Depends No / Negative NA Does Not Apply NA NA

Maintain Status Quo

MAINTAIN STATUS QUO Pros Cons Easier to "stay the course" Less perceived risk Liquidity is available at anytime, but in a relatively illiquid stock Shareholders have the opportunity to participate in any future upside Public stock offers a compensation method for management Simple to understand Higher liquidity than with private shares Potentially lucrative Same problems exist Stock could continue to stagnate or under perform Management possibly not incentivized to stay Public company costs remain Sarbanes Oxley Listing fees / Legal Demands for quarterly performance Could be difficult to explain strategy changes Continues to be exposed to economic/consumer slow down and significant leverage on the company Alternative Provides Premium Short Term Liquidity Opportunity to Maintain Ownership Operational Flexibility Retaining and Incenting Management Maintain Status Quo Maybe / Depends No / Negative NA Does Not Apply Company remains public

A MORE CHALLENGING FINANCIAL PICTURE IS EMERGING Company growth has slowed significantly as it has halted acquisitions Adjusted EBITDA dropped from $13.4 million in 2008 to $7.3 million in the LTM period ended June 30, 2010, a 46% decline Management has noted that the Company is overlevered with $29 million of debt Management projections assume 1.5% revenue growth through 2011 and 3% going forward Operating expenses projected to grow in line with revenue Management concludes the only way to spur company growth is through acquisition or expansion of store footprints Currently management has no plans to make acquisitions The footprint of all stores is at the maximum allowable size due to zoning restrictions Revenue: 2006 - 2015P (In millions) Adjusted EBITDA: 2006 - 2015P (In millions) Source: Company management

Recapitalization

Large Cash Dividend

LARGE CASH DIVIDEND Alternative Provides Premium Short Term Liquidity Opportunity to Maintain Ownership Operational Flexibility Retaining and Incenting Management Large Cash Dividend Company uses cash to pay a sizeable dividend Pros Cons Unlocks shareholder value Liquidity event without "discount" Historical analysis of large cash dividends shows an average 4.7% increase in stock price 3 months after announcement Tax rules make dividends appealing 15% rate Sale of select real estate could unlock liquidity Not a viable alternative, VCGH could have difficulty funding a transaction Currently highly levered Reduces operational flexibility Large cash outflow, limiting potential uses of capital Potential to be viewed negatively by the Street Tips hand as to what management thinks about growth prospects Same problems exist Stock could continue to languish Public company costs/issues Sale leaseback could increase cost of rent NA Maybe / Depends No / Negative NA Does Not Apply

PRECEDENT LARGE CASH DIVIDEND ANALYSIS

Large Stock Buyback

Company uses cash to buy back a significant amount of outstanding stock Pros Cons Announcement could help push up the stock price Provides near-term liquidity for selling shareholders Five primary methods of stock repurchase: (i) open market, (ii) private negotiations, (iii) repurchase put rights, and two variants of self-tender repurchase, (iv) a fixed price tender offer and (v) a Dutch auction Reduces operational flexibility Large cash outflow Reduces long-term stock liquidity Significantly reduces shares outstanding and float Same problems exist Stock could continue to languish Public company costs/issues Alternative Provides Premium Short Term Liquidity Opportunity to Maintain Ownership Operational Flexibility Retaining and Incenting Management Large Stock Buyback LARGE STOCK BUYBACK Maybe / Depends No / Negative NA Does Not Apply NA

PRECEDENT LARGE STOCK BUYBACK ANALYSIS

STOCK BUYBACK ANALYSIS AFTER SALE OF PROPERTIES Number of Shares Repurchased at Various Prices The proceeds from a sale of property could be used to repurchase stock Characteristics of stock buybacks Because of reduced shares outstanding, earnings per share increases, which tends to elevate the remaining per share value Five primary methods of stock repurchase: (i) open market, (ii) private negotiations, (iii) repurchase put rights, and two variants of self-tender repurchase, (iv) a fixed price tender offer and (v) a Dutch auction Reduced share count impacts liquidity and float

Sale Leaseback of Fee Owned Properties

Company completes a sale leaseback of its owned properties and uses proceeds for either a special cash dividend, share repurchase program or to service debt Pros Cons Potential to provide near term liquidity Potentially reduces leverage Low likelihood, as properties are mortgaged and deter a sale leaseback Lowers company profitability Timing and valuation not guaranteed to be favorable Management team opposed to sale leasebacks Alternative Provides Premium Short Term Liquidity Opportunity to Maintain Ownership Operational Flexibility Retaining and Incenting Management Sale Leaseback of Fee Owned Properties SALE LEASEBACK OF FEE OWNED PROPERTIES Maybe / Depends No / Negative NA Does Not Apply NA

Negotiate Management Buyout Offer

Company negotiates and accepts offer from Troy Lowrie Pros Cons Clear path to liquidity Retains management Very little concern with change of control provisions Company remains together Current growth strategy suited to private status Shareholders trade future value potential for current liquidity Potentially increases company leverage Potential significant operational risk with possibility for default on debt Alternative Provides Premium Short Term Liquidity Opportunity to Maintain Ownership Operational Flexibility Retaining and Incenting Management Negotiate Management Buyout Offer NEGOTIATE MANAGEMENT BUYOUT OFFER Maybe / Depends No / Negative NA Does Not Apply

Strategic Acquisition(s)

Company uses cash and/or stock to make one or more strategic acquisitions or mergers Pros Cons Potentially a quick way to drive growth Potentially an opportunity to "reinvigorate" the story. Potential ability to capture synergies Opportunity for capable management to run a larger company Transaction and integration risk Increases demands on management Changes the "story" Potential for stock to react negatively Company is highly levered right now - viability of this option is low Increases risk of exposure consumer pull-back Alternative Provides Premium Short Term Liquidity Opportunity to Maintain Ownership Operational Flexibility Retaining and Incenting Management Make Acquisition(s) NA Maybe / Depends No / Negative NA Does Not Apply STRATEGIC ACQUISITION(S)

STRATEGIC ACQUISITION(S)

A selection of potential strategic acquisition targets includes:

Target	Description
4PLAY Gentleman's Club	• One location in the heart of West Los Angeles • Voted the #1 Gentlemen's club in America – 10 years in a row • Privately held
Déjà Vu	• 61 Clubs located across the United States • Branded under the "Hustler," "Little Darling's," "Dreamgirls," "Showgirls," "Centerfolds," and other highly recognizable one off names • Privately held
Spearmint Rhino Gentlemen's Club	• 14 US Locations focused in the Los Angeles basin with international locations in Australia and the UK • Each Spearmint Rhino is independently owned and operated • Privately held
Rick's Cabaret	• 22 US Locations • Operates adult entertainment websites • LTM Revenue: $74.5 million • LTM EBITDA: $15.2 million • Enterprise Value: $96.4 million

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MERGERS AND ACQUISITIONS

Complete Sale (Strategic)

Company is sold to a strategic acquirer Pros Cons Creates a premium liquidity event Potential for strategic synergies Larger, more powerful company Transaction and integration risk Synergies could yield management and employee layoffs Change of control provisions with significant cost Sale could be disruptive to Company Requires testing for interest with strategic acquirers Possible public and management distraction Uncertainty to close Difficult financing environment Alternative Provides Premium Short Term Liquidity Opportunity to Maintain Ownership Operational Flexibility Retaining and Incenting Management Complete Sale (Strategic) COMPLETE SALE (STRATEGIC) Maybe / Depends No / Negative NA Does Not Apply

POTENTIAL STRATEGIC BUYERS The universe of potential strategic buyers has decreased Experiencing operational issues, conflicts and poor acquisitions Likelihood of interest among these groups is unclear Adult Clubs Rick's Cabaret Deja vu 4 Play Spearmint Rhino Adult Conglomerates Playboy Hustler Vivid Penthouse

STRATEGIC BUYER PROFILES

Complete Sale (Financial)

Company completes a sale to a financial sponsor and goes private Pros Cons Creates a premium liquidity event Eliminates public costs/issues Management retains operational control Company is free to grow at most appropriate pace as a private entity Can change strategy without arbitrary penalty to valuation Probable assumption of sizeable debt levels Management may not be incentivized to stay Change of control provisions with significant cost Sale could be disruptive to Company Lose access to public market financing Often difficult to find the "right" partner Adult nightclub industry limits pool of buyers Difficult financing environment Alternative Provides Premium Short Term Liquidity Opportunity to Maintain Ownership Operational Flexibility Retaining and Incenting Management Complete Sale (Financial) COMPLETE SALE (FINANCIAL) Maybe / Depends No / Negative NA Does Not Apply

POTENTIAL FINANCIAL BUYERS

- Most financial sponsors will struggle with VCGH's industry
  - Hedge funds are not as limited as private equity firms in the investments they can undertake

Hedge Funds

Atticus Capital	Farallon Partners	Perry Capital	Stark Investments
Bridger Management	Glenview Capital	Pershing Square Capital	Steel Partners
Centrecourt	GSO Capital Partners	Sandell Asset Management	Sterling Johnston Capital
Cerberus Capital	Highfields Capital	Slater Capital Management	Third Point Management
Dune Capital Management	Maverick Capital	Spectrum Group	Tremblant Capital Group
ESL Investments	Newcastle Partners	Management	Trivium Capital Management
			Wexford Capital
			Zweig-DiMenna Associates

Contacted by Pirate Capital

VCG HOLDING
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NORTH POINT ADVISORS MERGERS AND ACQUISITIONS

Liquidation of Clubs/Assets

Company sells off assets individually and distributes proceeds to shareholders Pros Cons Attempts to maximize value of best assets Complexity of managing numerous transactions Extended timing of up to 19 separate transactions Unclear valuation on a case-by-case basis Alternative Provides Premium Short Term Liquidity Opportunity to Maintain Ownership Operational Flexibility Retaining and Incenting Management Complete Sale (Financial) LIQUIDATION OF CLUBS/ASSETS Maybe / Depends No / Negative NA Does Not Apply

POTENTIAL PROCEEDS FROM SALE OF INDIVIDUAL CLUBS

Appendix A VALUATION CONSIDERATIONS

VALUATION SUMMARY Current Offer: $2.10

65 65 LTM TRADING HISTOGRAM Note: As of August12, 2010.

66 COMPARABLE PUBLIC COMPANIES

67 COMPARABLE PUBLIC COMPANIES (Cont.)

68 COMPARABLE M&A TRANSACTIONS

69 COMPARABLE M&A TRANSACTIONS (Cont.)

70 PURCHASE PRICE PREMIUM ANALYSIS

71 DISCOUNTED CASH FLOW ANALYSIS - DOWNSIDE CASE

72 DISCOUNTED CASH FLOW ANALYSIS - BASE CASE

73 DISCOUNTED CASH FLOW ANALYSIS - UPSIDE CASE

74 WEIGHTED AVERAGE COST OF CAPITAL

75 LBO ANALYSIS SUMMARY

76 LBO ANALYSIS DETAIL